Exhibit 10.25

AMENDED AND RESTATED SUPERIOR INDUSTRIES INTERNATIONAL, INC.
2008 EQUITY INCENTIVE PLAN

FORM OF NOTICE OF GRANT AND
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

You have been granted the target number of Restricted Stock Units of Superior Industries International, Inc. (the “Company”), as set forth below (“Common Shares”), subject to the terms and conditions of the Amended and Restated Superior Industries International, Inc. 2008 Equity Incentive Plan (“Plan”), and this Notice of Grant and Performance-Based Restricted Stock Unit Agreement (collectively, “Notice and Agreement”). Unless otherwise defined in the Notice and Agreement, terms with initial capital letters shall have the meanings set forth in the Plan.

Participant:
Target Number of Restricted Stock Units Granted:
Grant Date:
Vesting Schedule:	Vesting Date	Vesting Percentage
	December 31, [year]	100%

Performance Period:	January 1, [year] to December 31, [year]
Performance Goals:	The Restricted Stock Units may be earned, if at all, based on the Company’s achievement of the following Performance Goals during the Performance Period.

Return on Investment Capital (40% of Total Target Award)

Performance Level*	Minimum	Target	Maximum
Return on Investment Capital	[goal]	[goal]	[goal]
Percentage of Target Payout	75% (CEO)/ 50%(others)	100%	150% (CEO) / 200% (others)

“Return on Investment Capital” is equal to pre-tax income divided by Invested Capital and is based upon the 3 year plan number.

“Invested Capital” is equal to accounts receivable, inventory, prepaid aluminum, net fixed assets and accounts payable.

Performance EBITDA Margin (40% of Total Target Award)

Performance Level*	Minimum	Target	Maximum
Performance EBITDA Margin	[goal]	[goal]	[goal]
Percentage of Target Payout	75% (CEO) /50% (others)	100%	150% (CEO) / 200% (others)

“Performance EBITDA Margin” is equal to earnings before interest, taxes, depreciation and amortization, divided by total Value Added Sales and is based upon a 3 year average.

“Value Added Sales” are equal to consolidated net sales less the value of aluminum and product upcharges passed through to customers.

Relative Total Shareholder Return (20% of Total Target Award)

Performance Level*	Minimum	Target	Maximum
Relative Total Shareholder Return	[goal]	[goal]	[goal]
Percentage of Target Payout	75% (CEO) /50% (others)	100%	150% (CEO) / 200% (others)

“Relative Total Shareholder Return” means the Company’s total stockholder return performance (i.e., (Ending Stock Price – Beginning Stock Price) divided by Beginning Stock Price), relative to the total stockholder return performance of the Peer Group. For purposes of clarity, the Company’s total stockholder return performance goals and criteria will not be subject to adjustment or modification by the Committee pursuant to Section 10.2, Section 11.3 or Section 11.4 of the Plan.
“Beginning Stock Price” means the opening stock price on the first day of performance period (i.e., January 1).
“Ending Stock Price” means the closing stock price on the last day of the performance period (i.e., December 31), with all dividends deemed reinvested.
“Peer Group” means the following companies: Accuride Corp., Commercial Vehicle Group Inc., Dorman Products Inc., Drew Industries Inc., Fuel Systems Solutions, Inc., Gentherm Inc., Miller Industries, Inc., Modine Manufacturing Corp., Remy International Inc., Shiloh Industries Inc., Spartan Motors Inc., Standard Motor Products Inc., Stoneridge Inc., Stattec Security Corporation and Tower International Inc. Companies which were part of the Peer Group as of the Grant Date but are no longer publicly traded as of the last day of the Performance Period shall be excluded. Companies which were part of the Peer Group and publicly traded as of the Grant Date but file for bankruptcy prior to the last day of the Performance Period shall be assigned a total stockholder return of -100% for the Performance Period.

* Performance below the Minimum level during the Performance Period results in no RSUs being earned with respect to the applicable Performance Goal. Performance above the Maximum level results in no more than the maximum RSUs being earned with respect to the applicable Performance Goal. Performance between the Minimum and Maximum levels shall be calculated using linear interpolation with respect to the applicable Performance Goal.

By signing below, you accept this grant of Restricted Stock Units and you hereby represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify the Company upon any change in your notice address indicated below.

AGREED AND ACCEPTED:
Signature:
Print Name:
Notice Address:

AMENDED AND RESTATED SUPERIOR INDUSTRIES INTERNATIONAL, INC.
2008 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

1. Grant of Restricted Stock Units. The Company has granted to you the target number of Restricted Stock Units (“RSUs”) specified in the Notice of Grant on the preceding page (“Notice of Grant”), which may be earned, if at all, based on the Company’s achievement of the Performance Goals during the Performance Period and subject to the following terms and conditions. Each earned RSU represents the right to receive one Common Share, subject to the terms of the Plan and this Notice and Agreement.

2. Period of Restriction and Vesting. During the Period of Restriction specified in the Notice of Grant, the RSUs shall be subject to the Restriction on Transfer specified in Section 4. The Period of Restriction shall expire as to the number of earned RSUs on the date specified in the Notice of Grant (the “Vesting Date”). On the Vesting Date, the Common Shares underlying the earned and vested RSUs, if any, shall be distributed to the Participant as soon as reasonably practicable, but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs. Prior to the Vesting Date specified in the Notice of Grant, the RSUs shall be defined in this agreement as “Unvested RSUs.”

3. Forfeiture of Unvested RSUs. Except as otherwise provided in Section 12.1 of the Plan or in the Participant’s employment agreement, if Participant ceases Continuous Status as an Employee, Consultant or Director for any reason, all Unvested RSUs shall be immediately forfeited. All RSUs which are unearned based on the Company’s achievement of the Performance Goals during the Performance Period shall be immediately forfeited upon the expiration of the Performance Period.

4. Restriction on Transfer. None of the RSUs or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the occurrence of the Vesting Date for such earned RSUs set forth in this Notice and Agreement. In addition, as a condition to any transfer of the Common Shares underlying earned and vested RSUs after the Vesting Date, the Company may, in its discretion, require: (i) that the Common Shares shall have been duly listed upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted; (ii) that either (a) a registration statement under the Securities Act of 1933, as amended (“Securities Act”) with respect to the Common Shares shall be effective, or (b) in the opinion of counsel for the Company, the proposed purchase shall be exempt from registration under the Securities Act and the Participant shall have entered into agreements with the Company as reasonably required; and (iii) fulfillment of any other requirements deemed necessary by counsel for the Company to comply with Applicable Law.

5. Delivery of Common Shares. The Company shall hold the Common Shares underlying the Unvested RSUs until the Vesting Date. When the Vesting Date occurs, the Company shall promptly deliver the applicable Common Shares to the Participant, if any, subject to the terms of the Plan and this Notice and Agreement.

6. Stockholder Rights. If the Company declares a cash dividend on its Common Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per share multiplied by the number of earned RSUs credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s RSUs awarded under the accompanying letter and this document, and will be paid in cash in a single sum at the time that the Common Shares underlying the Participant’s earned RSUs are delivered (or forfeited at the time that the Participant’s RSUs are forfeited). For purposes of clarity, if the Maximum Performance Goal is achieved, the dividend Account will be paid at twice the amount of the Account at Target level, and if only the Threshold Performance Goal is achieved, the dividend Account will be paid at half the amount of the Account at Target level. The dividend Account for levels of performance in between the foregoing levels of performance will be paid at interpolated amounts as described in the Notice of Grant above. If no RSUs are earned, no amount in the Account will be paid. If, from time to time prior to the Vesting Date, there is (i) any stock dividend, stock split or other change in the Common Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, the number of RSUs (and Common Shares to which they relate) under this Notice and Agreement may be adjusted to reflect such transaction in accordance with the terms of the Plan.

7. U.S. Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Notice and Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Notice and Agreement.

8. Withholding. No later than the date as of which an amount first becomes includible in the gross income of Participant for federal income tax purposes with respect to any Common Shares delivered subject to this RSU award, Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Participant authorizes the Company to withhold from his or her compensation to satisfy any income and employment tax withholding obligations in connection with the award. If Participant is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Participant agrees to pay applicable taxes to the Company, and the Company may delay distribution of the Common Shares underlying the RSUs until proper payment of such taxes has been made by Participant. Participant may satisfy such obligations under this paragraph 8 by any method authorized under the Notice and Agreement and the Plan.

9. General.

(a) This Notice and Agreement shall be governed by and construed under the laws of the State of California. The Notice and Agreement and the Plan, which is incorporated herein by reference, represent the entire agreement between the parties with respect to the RSUs granted to the Participant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Notice and Agreement, the terms and conditions of the Plan shall prevail.

(b) Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Notice and Agreement shall be in writing and shall be deemed given when delivered personally, deposited with an international courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in the Notice of Grant, or such other address as a party may request by notifying the other in writing.

(c) The rights of the Company under this Notice and Agreement and the Plan shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Notice and Agreement may only be assigned with the prior written consent of the Company.

(d) The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Notice and Agreement.

(e) Participant acknowledges and agrees that the RSUs granted pursuant to this agreement shall be earned only by continuing service as an employee, consultant or director and based on the performance of the Company, and not through the act of being hired or appointed.

10. Return of Signed Agreement. This Notice and Agreement must be signed by Participant and received by the Superior Industries Corporate Employee Benefits Department, no later than the close of business on [_______], 2015. In the event that this Notice and Agreement is not signed by Participant and received by the Superior Industries Corporate Employee Benefits Department, the RSUs granted hereunder shall be canceled immediately and Participant shall forfeit all rights hereunder.

CHI:2988290.1

CHI:2988290.1

CHI:2988290.1